Exhibit 21.1

ANSWERTHINK, INC.
LISTING OF SUBSIDIARIES

JURISDICTION OF

ANSWERTHINK, INC.	FLORIDA

SUBSIDIARIES

UbiComs EOOD	Bulgaria
Answerthink Ltd.	Canada
Scott Mednick & Associates	California
AnswerThink Florida, Inc. f/k/a UbiComs, Inc.	Delaware
Net Cube of Delaware f/k/a Anzen Corporation	Delaware
THINK New Ideas, Inc.	Delaware
UbiCube Acquisition Corp.	Delaware
UbiCube Group, Inc.	Delaware
Beacon Analytics, Inc.	Florida
CFT Consulting, Inc.	Florida
GCSB Acquisition Corporation	Florida
Epic Acquisition Corporation	Florida
Answerthink Europe GmbH	Germany
Infinity Consulting Group, Inc.	Indiana
NetComs Entertainment, Inc.	Maine
NetComs USA, Inc.	Maine
Advis Acquisition Corporation	Massachusetts
Legacy Technology, Inc.	Massachusetts
Delphi Partners, Inc.	New Jersey
Net Cube of New Jersey f/k/a Office of the Future	New Jersey
On Ramp, Inc.	New York
SD Goodman Group, Inc.	New York
The Hackett Group, Inc.	Ohio
triSpan, Inc.	Pennsylvania
Group Cortex, Inc.	Pennsylvania
NetComs Europe Limited	United Kingdom
NetComs Entertainment, Ltd.	United Kingdom
RDI UbiComs Limited	United Kingdom